Exhibit 77c


                 Matters submitted to a Vote of Security Holders

1. On October 25, 2007, a Special Meeting of Shareholders for ING MagnaCap Fund was held at which the shareholders were asked to approve a "Manager-of-Managers" arrangement for certain Funds to permit the Funds' investment adviser, subject to prior approval by the Board, to enter into and materially amend agreements with unaffiliated sub-advisers without obtaining the approval of the Funds' shareholders and to approve the conversion of the Fund's investment objective from fundamental to non-fundamental.

                                               Shares voted
                                                against or                        Total Shares
    Fund         Proposal    Shares voted for    withheld     Shares abstained        Voted
    ----         --------    ----------------    --------     ----------------        -----
ING MagnaCap        2         11,406,999.073   1,356,138.697     648,913.578     15,981,677.348
                    3         11,429,235.962   1,335,458.967     647,356.419     15,981,677.348
This meeting was adjourned to November 21, 2007.

                                               Shares voted
                                                against or                        Total Shares
    Fund         Proposal    Shares voted for    withheld     Shares abstained        Voted
    ----         --------    ----------------    --------     ----------------        -----
ING MagnaCap        2         12,011,096.841   1,372,175.002     668,194.499     16,515,660.342
                    3         12,014,057.969   1,361,402.540     676,005.833     16,515,660.342

2. On October 30, 2007, a Special Meeting of Shareholders for ING MagnaCap Fund was held at which the shareholders were asked to approve an amendment to the Articles of Incorporation of ING Investment Funds, Inc. and to approve an Agreement and Plan of Reorganization by and among ING MagnaCap Fund and ING Growth and Income Fund providing for the reorganization of ING MagnaCap Fund with and into ING Growth and Income Fund.t

                                               Shares voted
                                                against or                        Total Shares
    Fund         Proposal    Shares voted for    withheld     Shares abstained        Voted
    ----         --------    ----------------    --------     ----------------        -----
ING MagnaCap        1         12,793,576.737    882,539.729      484,052.450     14,160,168.916
                    2         12,851,256.996    853,472.924      455,438.996     14,160,168.916
This meeting was adjourned to November 8, 2007.

                                               Shares voted
                                                against or                        Total Shares
    Fund         Proposal    Shares voted for    withheld     Shares abstained        Voted
    ----         --------    ----------------    --------     ----------------        -----
ING MagnaCap        1         13,540,306.345    889,800.563      517,350.757     14,947,457.665
                    2         13,591,890.365    859,806.356      495,760.944     14,947,457.665